Exhibit 99.1
FOR IMMEDIATE RELEASE
Greg Liberman Named President & Chief Executive Officer of Spark Networks®
Chief Operating Officer since 2005 Succeeds Outgoing Chief Executive Officer
Beverly Hills, Calif., April 11, 2011 — Spark Networks (NYSE Amex:LOV), a leading provider of online personals services, is pleased to announce the appointment of Spark®’s President & Chief Operating Officer, Greg Liberman, as its new President & Chief Executive Officer, effective today. Adam Berger, who joined Spark as a board member in 2006 and then served as its Chairman and Chief Executive Officer since 2007, has resigned his positions as CEO and Chairman, but will remain with Spark as a director.
Mr. Liberman has served as Spark’s President since 2006, its Chief Operating Officer since 2005 and joined the company as its General Counsel in 2004. Prior to joining Spark, Mr. Liberman held business development, corporate development and legal roles in the telecommunications, internet infrastructure and biotechnology industries. He earned a J.D., with Honors, from The Law School at the University of Chicago and a B.A., with Honors in Economics and University Distinction from Stanford University.
“I am honored to lead the company into its next phase,” said Mr. Liberman. “JDate® has been a cultural icon for more than thirteen years, our Other Affinity Networks segment, with premier brands like ChistianMingle®.com, BlackSingles.com® and SilverSingles®.com, is getting stronger and we have a team of employees dedicated to taking the company to the next level. I am proud of the foundation we have built and look forward to the opportunities ahead.”
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About Spark Networks
Spark Networks, Inc. (www.Spark.net) is one of the world’s leading providers of online personals services. Spark Networks’ shares trade on the NYSE Amex under the symbol “LOV” (NYSE Amex: LOV). The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.JDate.com), Spark.com (www.Spark.com), ChristianMingle.com (www.ChristianMingle.com), BlackSingles.com (www.BlackSingles.com) and SilverSingles.com (www.silversingles.com).
For more information

Investors:	Brett Zane
+1-323-658-3000 ext. 4001
bzane@spark.net

Media:	Arielle Schechtman
+1-323-658-3000 ext. 4029
aschechtman@spark.net